Liquidity Services Q4 2019 Earnings Call Transcript
Operator
Ladies and gentlemen, thank you for standing by and welcome to the Fourth Quarter Fiscal Year 2019 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers' presentation, there will be a question-and-answer session. Please be advised that today's conference is being recorded. [Operator Instructions]
Now, I would like to hand the conference over to your speaker today, Ms. Julie Davis, Senior Director of Investor Relations.
Julie Davis -- Senior Director, Investor Relations
Thank you, Carmen. Hello and welcome to our fourth quarter and fiscal year 2019 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks.
The following discussion or responses to your questions reflect management's views as of today December 10, 2019 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.
As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with SEC, each of which is posted in our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.
William P. Angrick -- Chairman and Chief Executive Officer
Thank you, Julie. Good morning and welcome to our Q4 earnings call. I'll review our Q4 performance and provide an update on key strategic initiatives. Next Jorge Celaya will provide more details on the quarter and our outlook for Q1 fiscal '20.
Our Q4 results reflect continued execution of our RISE growth strategy with solid results, including our sixth consecutive quarter of organic GMV growth, our second consecutive quarter of GAAP revenue growth, and our eighth consecutive quarter of non-GAAP adjusted EBITDA improvement.
Our strategy continues to deliver more efficient operations for effective asset promotion, which drives higher recovery, a broader choice of seller services and an increased flow of assets from sellers in our Retail Supply Chain and GovDeals segments.
Our adjusted EBITDA improved 60% over the prior year in Q4 fiscal '19 and we had positive operating cash flow in Q4 fiscal '19, reflecting top-line growth and continued benefits from operational efficiencies, enhanced marketing, and organizational realignment efforts.
Further our fiscal 2019 bottom-line results marked a $20.3 million improvement in adjusted EBITDA over the past two years. Stepping back and looking at the full-year fiscal '19, our objective was to resume organic growth while investing in our products, services and people to sustain market leadership. We accomplished these objectives.
For the full-year fiscal 2019, we grew GMV by $14 million to $640 million, despite the loss of the DoD scrap contract in the full unwind of our DoD programs. Of note fiscal 2019, was the first year of consolidated GMV and GAAP revenue growth in six years. The full-year 2019, we increased adjusted EBITDA by $6.1 million driven by top-line growth in all segments and lower sales and operations expenses partly offset by the wind-down of our DoD contracts.
Our cash position has been relatively stable at $66 million at fiscal year-end 2019, compared to $69 million at the end of Q1 fiscal '19. We continue to have zero long-term debt. We are encouraged by this positive trajectory and remain committed to continuous improvement in our product offering and our operations.
Next, we'll take a look at highlights of our business segments.
GMV grew 18% year-over-year in our Retail Supply Chain Group segment, driven by higher volumes with an existing to new accounts in both the US and Canada and strong buyer participation in our retail online marketplace. We continue to expand our business with retailers and manufacturers, we're helping them reduce supply chain costs and drive maximum financial recovery with our core marketplace services and returns management offerings.
We also continue to expand our Self-Directed and Scan-N-$ell apps, so more customers leverage our data and software to make smart decisions to quickly dispose of return goods for maximum value. GMV in these areas grew over 40% year-over-year in Q4.
We've also launched new capabilities to manage and sell mobile devices for OEMs, retailers, and service providers. We are excited about this new category. Our GovDeals segment GMV grew 4% year-over-year in the quarter despite a strong comparative period in Q4 fiscal '18, which includes some very large individual asset sales.
However, we continued to expand our market share and signed over 300 new agencies this quarter including wins in Oakland, California; Corpus Christi, Texas and the Phoenix-Mesa Gateway Airport Authority.
Our consistent growth in the government markets reflects the value, service, and convenience that our GovDeals Solution provides government agency sellers across a wide variety of assets. Our CAG segment GMV declined 15% from the prior-year period due to the wind-down of our scrap contract with the US Department of Defense and our softness in International and Energy vertical markets. This was offset by strength in the Americas across our Biopharma and Industrial Machinery verticals.
Our E-commerce Solution continues to resonate with industrial sellers and we are gaining adoption in our clients' use of our Self-Directed Solutions, which leverage our technology platform, growing buyer base, and data analytics. We also continue to advance our product roadmap during Q4.
Based on customer feedback, we launched our machinery host storefront product which provides SMB customers a modern, mobile-first storefront, to market the used equipment with seamless integration with our online classifieds offering and our online sales marketplaces.
We also launched the beta testing version of our new aggregated marketplace and we'll be deploying new features continuously during fiscal year '20, as we test and prioritize functionality based on customer feedback. Our new unified marketplace will make it easier for buyers to find and buy every asset available for sale using a powerful marketing technology stack.
Fiscal year '20 will be a year of continued innovation and growth, as we put more services and power into the hands of our sellers and buyers to create value. Moving forward in fiscal '20, we have prioritized continued investment in our marketing tech stack and sales organization to meet our RISE objectives, at the expense of maximizing short-term profitability in order to enhance our competitive position and growth over time.
While our Q1 guides reflect a general softness in our CAG, International, and Energy verticals versus the prior-year period, we expect to continue our growth trend for the full-year fiscal 2020. Due to the market's response to our RISE strategy and offerings, our focus and investments during fiscal year 2020 will be guided by the following strategic objectives. One, driving higher net recovery through technology and innovation that improves the buyer experience. Two, increasing volume by delivering flexible service offerings, and pricing models and asset categories with attractive addressable markets. Three, growing services with recurring revenue characteristics that leverage our technology platform, domain expertise, data and marketplace channels. And finally, four, improving operating expense leverage by controlling costs and through technology and innovation that increases productivity.
In closing, Liquidity Services remains committed to driving innovation and significant value creation for our customers and our shareholders as we execute on our long-term RISE strategy.
I'll now turn it over to Jorge for more details on the quarter.
Jorge Celaya -- Executive Vice President and Chief Financial Officer
Thank you, Bill. Good morning. First, I will comment on select fourth Quarter and Fiscal Year 2019 results.
We finished the quarter of fiscal year 2019 within guidance range of GMV, adjusted EBITDA and adjusted EPS. GAAP net loss and GAAP EPS were below the range reflecting the earn-out for Machinio based on their solid business performance.
Our fourth quarter results reflected the ongoing execution of our RISE growth strategy. As compared to the fourth quarter 2018, GMV and adjusted EBITDA were up and continued to reflect positive trends in our RSCG and GovDeals segments, offset by the wind-down period of the DoD scrap contract within the quarter and the lumpiness in our commercial business within the CAG segments.
Comparing to the fourth quarter of 2018, GMV improved 2% and revenue was up 12%. Fourth-quarter GAAP net loss was higher, reflecting one-time expenses, while non-GAAP adjusted EBITDA results improved year-over-year for the eighth consecutive quarter. Non-GAAP adjusted net loss improved $2.1 million in the fourth quarter over the prior year.
In the fourth quarter, we reported GMV of $157.8 million. GovDeals GMV was up 4% from the fourth quarter of fiscal year 2018, driven by the additional sales volume from existing and new sellers. Retail Supply Chain Group, GMV was up 18% from a year ago, on an increase in product flows from existing client accounts, new business development efforts, and adoption of seller solutions and new service offerings. Results were partially offset by a 15% year-over-year decrease in our CAG segment on the decline in the DoD scrap contract activities and lower CAG consignment activity in the Energy vertical pipe market.
We reported fourth quarter of fiscal year 2019 revenue of $58.8 million. GovDeals revenue increased 8%, RSCG increased 15% and our CAG segment increased 2% compared to the fourth quarter of fiscal year 2018. Excluding the DoD contracts, CAG segment revenue was up 21% compared to the same quarter last year.
Our fiscal year 2019, GAAP net loss was $5.2 million compared to a loss of $1 million in the fourth quarter of fiscal year '18 impacted by business restructuring expenses, changes in the fair value adjustment in fiscal year 2019 to the acquisition earn-out and the benefits from the new tax act in fiscal year 2018. Adjusted net loss was $2.5 million, an improvement from a loss of $4.6 million last year.
And finally, our fourth-quarter adjusted EBITDA was negative $800,000, a $1.1 million improvement from a loss of $1.9 million in the prior-year fourth quarter. This improvement was driven by top-line growth in our RSCG and GovDeals segments, restructuring of the corporate functions during 2019, lower expenses due to the closure of our indirect business and were offset by a 12% increase in sales and marketing expenses.
Turning to the fiscal year 2019 full-year results, our performance reflected solid GMV growth in our GovDeals and RSCG segments and modest GMV growth in our CAG business, when excluding the DoD surplus and scrap contracts and reflecting the trend in the energy sector.
Our fiscal year 2019 GMV was $639.9 million, up $13.5 million or 2% compared to fiscal year 2018, as growth in our GovDeals and RSCG segments, up 7% and 19% respectively, was mostly offset by the impact from the wind-down of our DoD surplus and scrap contracts and higher activity from CAG consignment deals last year.
We reported fiscal year 2019 revenue of $226.5 million, up $2 million or 1% from the prior year, despite wind-down periods in both our DoD surplus and scrap contracts in our CAG segment last year.
Excluding the DoD contracts. Total fiscal year 2019 GMV was up 8% and revenue was up 23% compared to the prior year. For the fiscal year 2019, GAAP net loss was $19.3 million versus a loss of $11.6 million in the prior year, adjusted EBITDA improved $6.1 million to a negative $1.2 million and adjusted net loss improved $8.7 million over the prior year to a negative $7.4 million.
We continue to have a debt-free balance sheet. At September 30, 2019, we had cash and short-term investment balance of $66.5 million.
Looking ahead to fiscal year 2020, we will continue to focus on growing our commercial and municipal government marketplaces. Growing and expanding our self-service offerings for commercial sellers, and incremental enhancements and buyer adoption of our new aggregated marketplace.
We remain focused on executing our RISE strategy, which we believe will position us to better serve our sellers and buyers through flexible service offerings and enhance buyer experience and new seller solutions. Our Q1 fiscal year 2020 comparative results will be impacted by the episodic nature in our CAG segment, as reflected in the strong first quarter of fiscal year 2019 comparison period.
We expect an improved trend in fiscal year 2020 based on the pipeline activity we see and have seen during the quarter. Year-over-year, our first quarter outlook comparison reflects continued growth in our Municipal Government business, we expect to see improvements in seller and buyer participation in our RSCG segment as we enhance our new service offerings such as Scan-N-$ell app and new mobility service offerings.
While we are making overall progress in our CAG segment with a refined go-to-market sales strategy, adding on our new self-service offering. We expect lumpiness from potential one-off sales that have hard to predict time-lines.
Management's guidance for the next fiscal quarter is as follows. We expect GMV for fiscal year, first quarter of 2020 to range from $145 million, $155 million. The GAAP net loss is expected for fiscal year 2020 first quarter in the range of a negative $5.5 million to a negative $2.9 million with a corresponding GAAP loss per share for Q1 of 2020 ranging from negative $0.16 to a negative $0.08 per share. We estimate non-GAAP adjusted EBITDA for Q1 of 2020 to range from a negative $2.5 million to a negative $500,000. A non-GAAP adjusted loss per share is estimated for Q1 of 2020 in the range of negative $0.14 to negative $0.06 per share. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 33.9 million shares.
We will now take your questions.

Questions and Answers:
Operator
Thank you. [Operator Instructions] And we have a question from the line of Gary Prestopino with Barrington Research. Please go ahead.
Gary Prestopino -- Barrington Research -- Analyst
Hi. Good morning everyone. Could you maybe -- are you seeing anything competitively in GovDeals in the market in terms of that could be timing your growth a little bit there. I think this is the second consecutive quarter, where we haven't had that kind of teens growth that we had had in the first -- over the last couple of quarters?
William P. Angrick -- Chairman and Chief Executive Officer
No. I think the competitive landscape continues to offer the various in-house solutions. Certainly there is different types and varieties of marketplace solutions for companies. I think one of the fundamental things we did, Gary, in fiscal 2019 is we realigned our organization and you may recall that previously in fiscal '19 our acting CIO was also the President of the GovDeals segment. We brought on the new CTO, gentlemen named, Steve Weiskircher, we're very excited about. He came over from GameStop and assumed that role effectively in the September time-frame. So really at the tail end of fiscal '19.
Additionally, we organized our sales and go-to-market organization around the Chief Commercial Officer role, and that role occupied by JD Daunt is undoubtedly going to make a huge difference, not just for GovDeals but everything that we're doing. And I think that organizational realignment would be one factor in GovDeals performance during fiscal '19.
Gary Prestopino -- Barrington Research -- Analyst
So with this new individual coming in, what did he change that -- besides the fact that you had a tough comparison. What has changed in the go-to-market strategy that would cause the GMV to not emulate that growth that we had historically?
William P. Angrick -- Chairman and Chief Executive Officer
What I said is that during fiscal '19 you had a person overseeing actively the sales organization also occupying the CIO role, so that diffusion of focus and attention. Important for continuity at the time, it's not ideal for driving maximum year-over-year growth in the sales function. And what I'm saying is that the new role created is fully dedicated to managing the sales organization, the sales process. We had a number of open positions that were unfilled in the GovDeals segment actually that are now filled. And I think when you look at the growth opportunity, we continue to be very optimistic. Both the US and Canada are very receptive of what we're doing and we're seeing that growth is picking up as we move into fiscal '20.
Gary Prestopino -- Barrington Research -- Analyst
Okay. And then could you -- would you categorize fiscal '20 as another year of investment and what you're doing in the sales side and the marketing side? And then maybe obviously, if you're investing in sales, you're adding to your sales force, is that correct? But what are you also doing on the marketing side that we're looking at higher level investment in those categories versus where we had been?
William P. Angrick -- Chairman and Chief Executive Officer
Well, a couple of things. Clearly product in the platform are the focus of our investment efforts and we will continue to make aggressive investments in those areas because we feel like there is the market demand for the service offering. We've taken many Fortune 500 accounts, where we were getting a sliver of their volume and expanding the volume we can manage and sell because we're offering them technology enabled self-directed tools and analytics tools allowing their organizations to be more in control of the process. So we're very excited by that.
In terms of the sales organization. Yes, we will be adding headcount to both the Commercial and the Government verticals. These could be offering both fully managed support for clients that ask us to be involved in the asset management and project management functions, but also inside sales teams that will be enabling sellers to access the tools and will help set them up and train them, will be a lighter touch. And we believe that these lighter touch and lower fee offerings have a role in the marketplace that people are hungry for those types of options and are excited to have the sales organization that's geared to providing that type of support.
In terms of the marketing tech stack. I think there are two aspects to that. One, is the buyer facing side creating more automated, algorithmic tools to match products with buyers based on the observed behavior that sort of machine-driven approach to asset promotion and asset marketing is a --the best practice and one that will increase our recovery rates. We'll do so [by] leveraging the large store data that we have on our own transactions and third-party data sets and our marketing team has continued to build that capability. Heading into the New Year, we're testing that capability in a variety of customer beta sites and are encouraged by the progress we're making.
Over time this learning machine that becomes more and more specific to how buyers click and view and bid and buy, will enable high recovery for our sellers, enabling us to support further volume from our sellers.
Those two areas, sales, and the marketing tech stack do require support from our tech team and there is group of development roles that will build those things out. And we've moved, Gary, from more of a waterfall deployment methodology to an agile deployment methodology. So we're now at a cadence of releasing features every two weeks and that allows us to be much more acutely aligned with what we're hearing from our customers and prioritization of those features and tying those to where we can make the most progress with customers and winning businesses is a key part of the 2020 strategy.
So, we'll be simplifying our tech stack, enhancing our marketing technologies and capabilities and then growing the number of people delivering the message to the clients, to the prospects, and we have a great story to tell and we're excited to add that capacity.
Gary Prestopino -- Barrington Research -- Analyst
Okay. Thank you.
Operator
Thank you. [Operator Instructions] All right, we have a question from Gary Prestopino, Barrington Research. Please go ahead.
Gary Prestopino -- Barrington Research -- Analyst
Okay. I just had two more follow-ups. And then I'll jump off. In terms of the scrap contract, has that been totally wound down and that's not part -- is going to be -- is it not going to have any GMV effect in fiscal '20?
William P. Angrick -- Chairman and Chief Executive Officer
That is right. The fiscal wind down -- that the wind-down of the scrap contract will not impact fiscal '20. There will be year-over-year drag on comparative basis, but we are out of that contract and fully removed from the legacy DoD business.
Gary Prestopino -- Barrington Research -- Analyst
Okay. When you're saying a drag is there -- there is a drag on GMV but is it a big drag on profitability, Bill?
William P. Angrick -- Chairman and Chief Executive Officer
No. We've realigned to remove costs -- direct costs associated with that contract.
Gary Prestopino -- Barrington Research -- Analyst
Okay. And then also on, Jorge, I think on the -- when you were going through your narrative you said the self-directed business was up 40%. Was that just in the retail category? Is that across the board for the whole company?
Jorge Celaya -- Executive Vice President and Chief Financial Officer
That's across the board.
Gary Prestopino -- Barrington Research -- Analyst
Okay. Can you maybe share with us what percentage of your business is now self-directed versus where it was...?
William P. Angrick -- Chairman and Chief Executive Officer
Yeah. I haven't disclose -- we haven't disclosed or broken that out, it's not a business segment, per se. But what it means is that in every conversation we're now able to offer a continuum of solutions that helps us capture volumes that would be circumventing what we do. I believe in our investor deck Jorge and the team, have added some deltas on GMV mix by consignment versus purchase. And then within consignment the portion that is self-directed and again where the world is going, we believe the clients want to have control over various aspects of the service and I would tell you more than half of our overall GMV is now in a self-directed business model for us.
Gary Prestopino -- Barrington Research -- Analyst
Okay. That's very helpful. I mean if you look at your -- the metrics that you're generating, if you look at -- if you put gross profit to GMV -- revenue to GMV, gross profit to revenue, gross profit to GMV, in Q4 most of those metrics are up pretty dramatically.
William P. Angrick -- Chairman and Chief Executive Officer
Yeah, exactly. When you look at our business, you're going to see higher margin business over time as a percent of gross profit measurements.
Gary Prestopino -- Barrington Research -- Analyst
Yes, I'm sorry, Jorge. Go ahead.
Jorge Celaya -- Executive Vice President and Chief Financial Officer
Yes. And one of the things that -- two things to keep in mind. One is, on one hand, I tried to indicate that it's a bit lumpy. So if we have a particular principal deal or purchase deal in the CAG segment then you get a bit of a mix issue. But generally speaking, the trend as we expand our self-directed solutions within the consignment business that will -- we create that volume and that leverage that is a higher gross profit margin, a higher overall margin business. Yet it for every dollar of GMV it generates, obviously, less revenue. So it's important as you have noted there that we need to keep a very close eye on not just our revenue but GMV and the margins and see the relationship as they go over time. Any one quarter is a little hard to gauge, but I'll let you get into the weeds. But generally speaking, the trend is we may have a little tempered growth on the revenue as we scale up more and more self-directed solutions, but the margin more than offsets that situation.
Gary Prestopino -- Barrington Research -- Analyst
Okay. Thanks a lot.
Operator
Thank you. And I'm not showing any further questions in the queue. I would like to turn the call back to Julie Davis for any final remarks.
Julie Davis -- Senior Director, Investor Relations
Thank you. Thanks to everyone for your participation in today's call. If you have additional follow-up questions, please reach out to me. This now concludes our call. Thank you and have a nice afternoon.

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